Exhibit 2.i

AMENDMENT NO. 2

TO

AGREEMENT AND PLAN

OF

MERGER AND CONTRIBUTION

This Amendment No. 2 (this “Amendment”), dated as of this 18th day of October, 2004, amends that certain Agreement and Plan of Merger and Contribution dated as of January 26, 2004 and amended as of June 15, 2004 (the “Agreement”), by and among IMC Global Inc., a Delaware corporation (“IMC”), The Mosaic Company, a Delaware corporation formerly known as Global Nutrition Solutions, Inc. (“Newco”), GNS Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Newco (“GNS Acquisition Corp.”), Cargill, Incorporated, a Delaware corporation (“Cargill”), and Cargill Fertilizer, Inc., a Delaware corporation and a direct wholly owned subsidiary of Cargill (“CFI”).

WHEREAS, the parties desire to amend the Agreement to confirm the parties’ understandings with respect to the matters set forth in this Amendment; and

WHEREAS, this Amendment is being made by the parties in furtherance of their mutual desire to consummate the transactions contemplated by the Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.             Section 1.01(b) is hereby amended to add the following defined term, where such term would appear in correct alphabetical order:

“Retained Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	9.22”

2.             The second sentence of Section 8.06 of the Agreement is hereby amended in its entirety to read as follows:

“As part of the restructuring, the parties acknowledge that, prior to the Effective Date, Cargill may add up to $100,000,000 of externally borrowed Restructuring Indebtedness and up to $500,000,000 of Cargill-funded Restructuring Indebtedness (which Cargill-funded debt shall provide for no prepayment penalty, no restrictive covenants or financial ratios, no security, and shall be provided at a market rate of interest and on such other terms as are generally consistent with Cargill’s past practices with respect to intercompany loans) to one or more Contributed Subsidiaries, so long as Cargill adds an equal amount of cash or intercompany loans from a Contributed Subsidiary (as generally described in Section 8.06 of the Cargill Disclosure Schedule) to one or more other Contributed Subsidiaries so that the net change in the consolidated assets of all of the Contributed Subsidiaries is zero; provided, that such added Restructuring Indebtedness is not reasonably likely to materially adversely affect Newco’s expected credit ratings as of the Effective Time.”

3.             Section 9.22 of the Agreement is hereby amended in its entirety to read as follows:

“Cargill shall ensure that, as of the Effective Time, the Contributed Subsidiaries shall have consolidated Net Operating Working Capital of at least $435,000,000 (the “Target Net Operating Working Capital”).  As promptly as practicable after the Closings, but in any event within 45 days after the Closings, the parties shall determine the actual consolidated Net Operating Working Capital of the Contributed Subsidiaries as of the Effective Time (the “Actual Net Operating Working Capital”).  If the Target Net Operating Working Capital exceeds the Actual Net Operating Working Capital, Cargill shall promptly (but in no event more than ten (10) days after the determination of the Actual Net Operating Working Capital) make an additional contribution to the capital of Newco (or cause another Cargill Contributing Corporation to make an additional contribution to the capital of Newco) in an amount of cash and/or Retained Assets (as defined below) equal to the excess of the Target Net Operating Working Capital over the Actual Net Operating Working Capital to Newco (or as otherwise directed by Newco), after which Cargill shall continue to retain any Retained Assets not so transferred, and thereafter Newco shall pay or cause its Subsidiaries to pay all amounts due on the Retained Assets in accordance with the terms of the promissory notes included in the Retained Assets.  If the Actual Net Operating Working Capital exceeds the Target Net Operating Working Capital, Newco shall not be obligated to make any payment to Cargill.  All payments made pursuant to this Section 9.22 following the Closings shall be considered as an increase to the amount of the Contribution for U.S. federal and state income tax purposes.  For purposes of this Section 9.22, the Net Operating Working Capital of the Contributed Subsidiaries shall include Affiliated CFJVs, but not Unaffiliated CFJVs.  For the avoidance of doubt, the incurrence of any Restructuring Indebtedness and any related cash added to a Contributed Subsidiary in accordance with Section 8.06 shall not be taken into account for purposes of calculating Net Operating Working Capital, the Target Net Operating Working Capital or the Actual Net Operating Working Capital.  Notwithstanding anything in Section 4.01 to the contrary, Cargill and its Affiliates shall retain, and not contribute, promissory notes issued by Cargill Fertilizantes S.A. in an amount equal to $40,000,000 (“Retained Assets”).  IMC agrees that the retention by Cargill of the Retained Assets shall not be deemed to constitute a breach of any other section of this Agreement, nor shall it constitute a failure of the condition to IMC’s obligations set forth in Section 10.02(g) hereof.  Cargill agrees to cause its Affiliates not to exercise the put rights embedded in the Retained Assets for a period of at least six (6) months following the Closings.  For the avoidance of doubt, Retained Assets shall not be included in Actual Net Operating Working Capital for purposes of this Section 9.22.”

4.             Section 10.02(g) of the Agreement is hereby amended in its entirety to read as follows:

“Intercompany Debt.  Except as specifically contemplated by Section 9.22, all indebtedness of the Contributed Subsidiaries to Cargill or any Subsidiary of Cargill for money borrowed from Cargill or any Subsidiary of Cargill shall have been repaid, cancelled or converted into equity and no Contributed Subsidiary will have, as of the Effective Time, any indebtedness for money borrowed from Cargill or any of its Subsidiaries.”

5.             Any capitalized term used herein and not otherwise defined herein shall have the meaning given to such term in the Agreement.

6.             This Amendment constitutes an amendment of the Agreement in conformity with and pursuant to the terms of Section 11.04 of the Agreement.  Except as expressly amended herein, all terms set forth in the Agreement shall continue in full force and effect.

7.             The operative terms of this Amendment may be inserted into an Amended and Restated Agreement by the parties and shall have a date as of the day and year first set forth herein.

8.             This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.             This Amendment may be executed via facsimile in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, IMC Global Inc., The Mosaic Company, GNS Acquisition Corp., Cargill, Incorporated, and Cargill Fertilizer, Inc. have caused this Amendment No.2 to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

IMC GLOBAL INC.

By:	/s/ Douglas A. Pertz
	Name:	Douglas A. Pertz
	Title:	Chairman and CEO

THE MOSAIC COMPANY

By:	/s/ Fredric W. Corrigan
	Name:	Fredric W. Corrigan
	Title:	CEO and President

GNS ACQUISITION CORP.

By:	/s/ Fredric W. Corrigan
	Name:	Fredric W. Corrigan
	Title:	CEO and President

CARGILL, INCORPORATED

By:	/s/ Robert L. Lumpkins
	Name:	Robert L. Lumpkins
	Title:	Vice Chairman and CFO

CARGILL FERTILIZER, INC.

By:	/s/ Steven L. Pinney
	Name:	Steven L. Pinney
	Title:	President